EXHIBIT 99.1

LHC Group Signs Definitive Agreement to Acquire Hutcheson Home Health

Company Also Announces Home Health Joint Venture With Hardin Medical Center

LAFAYETTE, La., Feb. 8, 2010 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), one of the largest providers of home health services in the United States, announced today that it has signed a definitive agreement to acquire 100% of the assets of Hutcheson Home Health located in Fort Oglethorpe, Georgia.

The primary service area of this joint venture spans six counties in Georgia, which is a Certificate of Need (CON) state. The estimated population of the service area is 322,000, with almost 12% over the age of 65. Net revenue for the Fort Oglethorpe, Georgia, agency during the most recent 12 months was approximately $3.5 million. This acquisition is expected to be completed on March 1, 2010, and the 2010 earnings impact will be reflected in LHC Group's full year 2010 guidance, which will be discussed during the Company's 2009 year-end earnings conference call.

Keith G. Myers, chief executive officer of LHC Group, said, "It is with great pleasure that I welcome the employees from Hutcheson Home Health into our growing LHC Group family. We are proud to be part of Fort Oglethorpe and the surrounding communities. As always, our commitment is to help people in these communities by providing the highest quality home health services available to the patients and families in these areas."

"Like most hospitals today, Hutcheson has decided that we need to focus on the core service lines that we offer and wish to further develop for our community," stated Charles Stewart, Hutcheson's president and chief executive officer. "Home health services are facing continual changes in reimbursement as they try to meet community needs. Stand-alone agencies, like Hutcheson, simply do not have the resources to keep pace with these constant challenges like the large national providers who specialize in the service. LHC Group is one of the largest providers of home health services in the United States, and we are proud to be teaming up with such a great organization.  After discussions with several home health companies, it became clear to us that LHC Group is the right partner given our shared values and culture. We believe this partnership will be a good choice for our patients and employees."

LHC Group also announced today that it has entered into a home health joint venture with Hardin Medical Center, a 58-bed regional healthcare facility located in Savannah, Tennessee.

The primary service area of this joint venture spans six counties in Tennessee, which is a Certificate of Need (CON) state. The estimated population of the service area is 104,000, with almost 17% over the age of 65. Net revenue for the Savannah, Tennessee, agency during the most recent 12 months was approximately $1.1 million. This joint venture was completed on February 1, 2010, and the 2010 earnings impact will be reflected in LHC Group's full year 2010 guidance, which will be discussed during the Company's 2009 year-end earnings conference call.

In commenting on the joint venture, Charlotte Burns, chief executive officer of Hardin Medical Center, said, "Hardin Medical Center is excited about the opportunity to partner with LHC Group in fulfilling its mission of providing high quality healthcare services to patients in southwest Tennessee. LHC Group has significant experience in providing home health services, and we are confident that this partnership will help to enhance the availability of home health services, with a seamless transition and without interruption of services to our patients."

Keith Myers added, "We are proud to be partnering with an organization with such an outstanding reputation and tradition of excellence as Hardin Medical Center.  We enter this new relationship knowing we have a strong partner that shares our commitment to quality care and efficiency. Together, our organizations will provide the residents of Savannah, Tennessee, and the surrounding area with the highest quality of home health services."

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is one of the largest providers of home health services in the United States, providing quality, cost-effective healthcare services to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  LHC Group, Inc.
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com